Exhibit 99.1
For Immediate Release
GEORGIA-CAROLINA BANCSHARES, INC.
CONDUCTS ANNUAL SHAREHOLDERS MEETING
     May 19, 2008; Augusta, Georgia — GEORGIA-CAROLINA BANCSHARES, INC. (GECR.OB), parent company of FIRST BANK OF GEORGIA, announced today the re-election of four members of the Board of Directors during the 2008 Annual Shareholders Meeting held at the Corporate Headquarters and Main Office located at 3527 Wheeler Road, Augusta, Georgia.
     The four members of the Board of Directors that were re-elected were Dr. Mac A. Bowman, George H. Inman, Dr. James L. Lemley, and Julian W. Osbon.
     Patrick G. Blanchard, President & CEO of the Company also provided the Shareholders with a Report of Progress which covered the performance of the Company during 2007 and the first quarter of 2008.
     In his report, Blanchard stated that total consolidated assets of the Company grew by $30 million during 2007 which brought the consolidated assets of the Company to a level of $447 million by year-end.
     Total book value of our stock grew from $9.51 per share as of December 31, 2006 to $10.58 per share as of December 31, 2007. This growth in book value increased the book value of the Georgia-Carolina Bancshares, Inc. common stock by $1.07 during the year or by 11.25%, a good measurement in community bank stocks.
     Net earnings for the first quarter of 2008 were $752,000 compared to $731,000 in earnings reported from the first quarter of 2007.
     More significantly, the first quarter earnings of 2008 compared very favorably to the fourth quarter earnings of 2007. This improvement represented a quarter to quarter increase of 121% with an increase in net income of $413,000.
     During the meeting, Chairman Samuel A. Fowler, Jr. presented a special resolution to the family of the late Joseph D. Greene for his contributions to the Company and the Bank beginning with the organization of McDuffie Bank & Trust Company in 1988.

PRESS RELEASE
May 19, 2008
Page Two
     Also during the meeting, Chairman Fowler honored The Honorable J. Randal Hall and Mr. Larry DeMeyers for their past service to the Company and the Bank. Both Judge Hall and Mr. DeMeyers have retired from the Boards of the Company and the Bank as of the Annual Shareholders Meeting.
     This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which can generally be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans” or similar expressions to identify forward-looking statements, and are made on the basis of management’s plans and current analyses of the Company, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic and market conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes, and other risks and uncertainties described in the Company’s periodic filings with the Securities and Exchange Commission.
     Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by the Company or any person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
     For additional information, please contact Mr. Remer Y. Brinson III, President & CEO at (706) 731-6600.